Fam Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Mercury Money Reserve Portfolio
For the Period Ending: 06/30/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
01/03/2006	$8,000	Thunder Bay Funding, LLC.	4.325%	02/01/2006
01/04/2006	12,000	Park Avenue Recievables	4.300	02/01/2006
01/09/2006	6,972	Amsterdam Funding Corp.	4.360	02/08/2006
01/18/2006	6,276	Thunder Bay Funding, LLC.	4.340	02/15/2006
01/19/2006	2,159	BNP Paribas Finance Inc.	4.440	02/14/2006
01/24/2006	12,000	Clipper Receivables Company	4.470	02/23/2006
02/03/2006	13,939	Greyhawk funding LLC.	4.490	03/08/2006
02/28/2006	14,500	Falcon Asset Sec.	4.530	03/28/2006
03/13/2006	14,500	Greyhawk Capital Corp.	1.810	04/10/2006
03/16/2006	2,308	Clipper Receivables Company	4.650	04/13/2006
05/03/2006	9,215	Northern Rock PLC.	4.990	06/05/2006
05/25/2006	7,000	Stanfield Victoria Finance	5.070	06/04/2007
06/12/2006	5,595	Southern Company Funding	5.020	06/27/2006
06/20/2006	9,000	Greyhawk funding LLC.	5.160	07/17/2006